Ex 99.6



April 27, 1998


The Guardian Insurance & Annuity Company, Inc.
201 Park Avenue South
New York, New York 10003


Sir or Madam:

      In my capacity as Vice President and Actuary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), I am familiar with and have provided actuarial advice concerning the following: (a) the preparation of Post-Effective Amendment No. 11 to the Registration Statement for The Guardian Separate Account C (the "Account") filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement"); and (b) the preparation of the form of annual premium variable life insurance policy (the "Policy") offered by GIAC and described in the Post-Effective Amendment.

      It is my professional opinion that:

      1. The "sales load" for Policies issued in the preferred, standard or substandard classes, whether smoker or non-smoker, complies with paragraph
(c)(4) of Rule 6e-2 under the Investment Company Act of 1940.

      2. The illustrations of death benefits, cash values and accumulated premiums, and the assumptions upon which they are based, as set forth in the section of the prospectus entitled "Illustrations of Death Benefits and Cash Values," are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable for proposed insureds who are aged 5, 35 or 55 and in the standard underwriting class than for proposed insureds who are other ages or in other underwriting classes.

      3. The examples set forth in the section of the prospectus entitled "The Policy" are based on the assumptions stated in the illustrations and are consistent with the provisions of the Policy.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.



Very truly yours,


/s/ Charles G. Fisher

Charles G. Fisher, F.S.A.
Vice President and Actuary